Exhibit 10.18

FIRST AMENDMENT TO 0% CONVERTIBLE DEBENTURE

This First Amendment to 0% Convertible Debenture (this “First Amendment”) is entered into as of December 23, 2010 to amend those 0% Convertible Debentures, Due October 1, 2011, issued as of October 1, 2009 (the “Debentures”) by Oxis International, Inc. (the “Company”).

RECITALS

A.           Theorem Group, LLC owns Debentures and 25,000 shares of the Company’s Series H Convertible Preferred Stock;

B.           The 25,000 shares of Series H Convertible Preferred Stock are convertible into 2,500,000 shares of the Company’s common stock (less than 2% of the issued and outstanding common stock), but have voting rights equal to 250 million shares (more than 60% of the potential voting power of the Company’s shares).

C.            As a result of the special voting rights granted to the holder of the Series H Convertible Preferred Stock, Theorem Group, LLC is unable to convert any portion of the Debenture.

D.           Section 9(e) of the Debentures requires that holders of at least 67% in interest of the outstanding Debentures enter into a written instrument with the Company to amend any terms of the Debentures.

E.           The current principal amount outstanding under the Debentures is $675,000, of which the undersigned holders collectively hold $605,000, or 89.6%.

F.           The undersigned Holders and the Company desire to amend Section 4(d) of the Debentures to permit Theorem Group, LLC to convert its Debenture by excluding from the calculation of the “Beneficial Ownership Limitation” the special voting rights of the Series H Convertible Preferred Stock.

G.           Except as otherwise provided, all defined terms not defined herein shall have the same meanings as set forth in the Debentures.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the undersigned Holders hereby agree as follows:

1.           Amendment of the Agreement.  The second sentence of Section 4(d) of the Debentures is hereby amended and restated to read in its entirety as follows:

For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude: (a) the special voting rights granted under the Series H Convertible Preferred Stock (i.e. the right to vote on an as-converted basis, multiplied by 100), and (b) the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by the Holder or any of its Affiliates.

2.           Effect of Amendment.  All terms and conditions of the Debentures not specifically amended hereby shall remain in full force and effect as set forth in the Debentures.

IN WITNESS WHEREOF, the undersigned Holders and the Company have caused this First Amendment to 0% Convertible Debenture to be executed and delivered by their duly authorized officers as of the day and year and at the place set forth above.

Company:
OXIS INTERNATIONAL, INC. By: /s/ Anthony Cataldo Name: Anthony Cataldo Title: President
Holders:	Principal Amount of Debentures
THEOREM GROUP, LLC By: /s/ Anshuman Dube Name: Anshuman Dube Title: Managing Director	$55,000.00
EASTERN ADVISORS CAPITAL, LTD By: ______________________________ Name: ______________________ Title: _______________________	$300,000.00
EA OXIS, LLC By: ______________________________ Name: ______________________ Title: _______________________	$250,000.00